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                                                                 Exhibit 1.3



                       UNION PACIFIC RESOURCES GROUP INC.
                                 (the "Company")
                                   Securities

                                 TERMS AGREEMENT

                                                                 April 8, 1999

UNION PACIFIC RESOURCES GROUP INC.
777 Main Street
Fort Worth, TX 76102

Dear Sirs:

           On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement to be filed by the Company on Form 8-K (the "Underwriting Agreement"), the following securities (the "Securities") on the following terms:

           Title:  7.95% Debentures Due April 15, 2029.

           Principal Amount:  $300,000,000.

           Interest: 7.95% per annum, from April 13, 1999, payable semiannually on April 15, and October 15, of each year, commencing October 15, 1999, to holders of record, subject to certain exceptions as provided in the Indenture, at the close of business on the preceding April 1 or October 1, as the case may be.

           Maturity:  April 15, 2029.

           Optional Redemption: The Securities are redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as hereinafter defined) plus 40 basis points, plus accrued interest on the principal amount being redeemed to the redemption date.


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           "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

           "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

           "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

           "Comparable Treasury Price" means, with respect to any redemption date, (i) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date.

           "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and its successors; provided, however, that if Credit Suisse First Boston shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

           "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day preceding such redemption date.



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           "Remaining Scheduled Payments" means, with respect to any Security, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

           Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed.

           Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

           Sinking Fund:  None.

           Delayed Delivery Contracts:  None.

           Purchase Price: 98.988% of principal amount plus accrued interest, if any, from April 13, 1999.

           Expected Reoffering Price: 99.863% of principal amount, subject to change by the undersigned.

           Closing: 10:00 a.m. on April 13, 1999, at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, in same day funds.

           Name and Address of Representative: Credit Suisse First Boston Corporation, 11 Madison Avenue, New York, NY 10010.

           Business Day:  April 14, 1999.

           The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

           It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by the Underwriters listed in Schedule A hereto by the aggregate principal amount to be purchased by such additional Underwriters.



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           The provisions of the Underwriting Agreement are incorporated herein by reference.

           The Securities will be made available for checking at the offices of Cravath, Swaine & Moore at least 24 hours prior to the Closing Date.



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           Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us by mail or hand delivery.

                              Very truly yours,

                              Credit Suisse First Boston
                              Corporation

                              On behalf of themselves and as
                              Representatives of the Several
                              Underwriters

                              By    Credit Suisse First Boston
                                    Corporation

                              By  /s/ Robert C. Wheeler
                                  --------------------------------------
                                  Name:  Robert C. Wheeler
                                  Title: Director



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                                   SCHEDULE A

Underwriter                                                  Principal Amount
-----------                                                  ----------------

Credit Suisse First Boston
    Corporation  ......................................         $ 162,000,000
Chase Securities Inc...................................         $  36,000,000
Salomon Smith Barney Inc...............................         $  36,000,000
NationsBanc Montgomery Securities LLC..................         $  24,000,000
ABN AMRO Incorporated..................................         $  10,500,000
Deutsche Bank Securities Inc...........................         $  10,500,000
RBC Dominion Securities Corporation....................         $  10,500,000
Warburg Dillon Read LLC................................         $  10,500,000
                                                                -------------
Total..................................................         $ 300,000,000




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To:      Credit Suisse First Boston Corporation,
           As Representatives of the Several Underwriters,
              c/o Credit Suisse First Boston Corporation,

11 Madison Avenue
New York, NY  10010

         We accept the offer contained in your letter dated April 8, 1999, relating to $300 million principal amount of our 7.95% Debentures due 2029. We also confirm that, to the best of our knowledge after reasonable investigation, the representations and warranties of the undersigned in the Underwriting Agreement to be filed by the Company on Form 8-K (the "Underwriting Agreement") are true and correct, no stop order suspending the effectiveness of the Registration Statement (as defined in the Underwriting Agreement) or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the undersigned, are contemplated by the Securities and Exchange Commission and, subsequent to the respective dates of the most recent financial statements in the Final Prospectus (as defined in the Underwriting Agreement), there has been no Material Adverse Effect (as defined in the Underwriting Agreement), except as set forth in or contemplated by the Final Prospectus.

                              Very truly yours,

                              UNION PACIFIC RESOURCES GROUP INC.

                              by /s/ V. Richard Eales
                                 --------------------------------------
                                 Name:  V. Richard Eales
                                 Title: Executive Vice President